Exhibit T3A.ii

2288509 ONTARIO INC.

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BROOKFIELD RENEWABLE POWER INC.

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EACH PERSON WHO IS ADMITTED TO THE PARTNERSHIP AS A LIMITED PARTNER FROM TIME TO TIME

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF BROOKFIELD RENEWABLE ENERGY PARTNERS L.P.

•, 2011

[BREP Limited Partnership Agreement]

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Headings and Table of Contents	9
1.3	Interpretation	9
1.4	Invalidity of Provisions	10
1.5	Entire Agreement	10
1.6	Waiver, Amendment	11
1.7	Governing Law; Submission to Jurisdiction	11

ARTICLE 2 ORGANIZATIONAL MATTERS		11
2.1	Formation	11
2.2	Purpose	12
2.3	Powers	12
2.4	Name	12
2.5	Registered Office; Principal Office	13
2.6	Power of Attorney	13
2.7	Term	15

ARTICLE 3 CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS		15
3.1	Formation of the Partnership	15
3.2	Initial Capital Contributions by the General Partner and the Initial Limited Partner/Adjustments to General Partner Capital Contributions	15
3.3	Interest and Withdrawal	15
3.4	Issuances of Additional Partnership Interests	15
3.5	Pre-emptive Rights	16
3.6	Splits and Combinations	16
3.7	Fully Paid and Non-Assessable Nature of Units	17
3.8	Take-Over Bid	17

ARTICLE 4 ALLOCATIONS AND DISTRIBUTIONS		19
4.1	Determination of Net Income or Loss	19
4.2	General Allocations	19
4.3	No Right to Withdraw Accounts	19
4.4	Allocations for Tax Purposes	19
4.5	Currency Translation	20
4.6	Distributions	21
4.7	Prohibition on Distributions	21

ARTICLE 5 MANAGEMENT AND OPERATION OF PARTNERSHIP		21
5.1	Management	21
5.2	Restrictions on General Partner’s Authority	22
5.3	Reimbursement of Partnership Expenses	23
5.4	Outside Activities	23
5.5	Disclosure of Interests	24
5.6	Indemnification	25

5.7	Resolution of Conflicts of Interest	27
5.8	Other Matters Concerning the General Partner	28
5.9	Title to Partnership Assets	28
5.10	Purchase or Sale of Units	29
5.11	Reliance by Third Parties	29
5.12	Services	29

ARTICLE 6 INVESTMENTS IN BRELP		30

ARTICLE 7 RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS		30
7.1	Limitation of Liability	30
7.2	Management of Partnership Affairs	30
7.3	Outside Activities	30

ARTICLE 8 BOOKS, RECORDS, ACCOUNTING AND REPORTS		31
8.1	Books, Records and Accounting	31
8.2	Fiscal Year	31
8.3	Reports	31

ARTICLE 9 TAX MATTERS		32
9.1	Tax Information	32
9.2	Preparation of Tax Returns	32
9.3	Tax Elections	33
9.4	Tax Controversies	33
9.5	Withholding	33
9.6	Election to be Treated as a Corporation	33
9.7	FIRPTA	34

ARTICLE 10 CERTIFICATES; RECORD HOLDERS; TRANSFERS OF PARTNERSHIP INTERESTS		34
10.1	Certificates	34
10.2	Mutilated, Destroyed, Lost or Stolen Certificates	34
10.3	Record Holder	35
10.4	Transfer Generally	36
10.5	Registration and Transfer of Units	36
10.6	Transfer of General Partner Unit	37
10.7	Restrictions on Transfers	37

ARTICLE 11 ADMISSION OF ADDITIONAL OR SUCCESSOR PARTNERS		38
11.1	Admission of Additional Limited Partners	38
11.2	Admission of Successor General Partner	39

ARTICLE 12 WITHDRAWAL OF PARTNERS		39
12.1	Withdrawal of the General Partner	39
12.2	Interest of Departing General Partner and Successor General Partner	40
12.3	Withdrawal of Limited Partners	41

ARTICLE 13 TERMINATION OF THE PARTNERSHIP		41
13.1	General	41

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13.2	Incapacity	42
13.3	Liquidation	42
13.4	Distributions in Kind	43
13.5	Cancellation of Certificate of Limited Partnership	44
13.6	Reasonable Time for Winding Up	44
13.7	Return of Capital	44
13.8	Waiver of Partition	44

ARTICLE 14 AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE		44
14.1	Amendment to be Adopted Solely by General Partner	44
14.2	Amendment Procedures	46
14.3	Amendment Requirements	46
14.4	Meetings	47
14.5	Notice of Meeting	48
14.6	Record Date	48
14.7	Adjournment	48
14.8	Quorum	48
14.9	Conduct of Meeting	49
14.10	Action Without a Meeting	49
14.11	Voting and Other Rights	50

ARTICLE 15 GENERAL PROVISIONS		50
15.1	Enurement	50
15.2	Notices	50
15.3	Further Assurances	52
15.4	Counterparts	52

iii

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF BROOKFIELD RENEWABLE ENERGY PARTNERS L.P.

THIS AGREEMENT is made as of the •th day of •, 2011 among 2288509 ONTARIO INC.  (the “General Partner”), a corporation existing under the laws of the Province of Ontario, as the General Partner, BROOKFIELD RENEWABLE POWER INC., a corporation existing under the laws of the Province of Ontario (the “Initial Limited Partner”), and each person who is admitted to the Partnership as a limited partner in accordance with the provisions of this Agreement.

WHEREAS the General Partner and the Initial Limited Partner formed a limited partnership under the laws of Bermuda upon the entering into of a limited partnership agreement between the General Partner and the Initial Limited Partner dated as of June 27, 2011 (the “Initial Limited Partnership Agreement”).  A Certificate of Registration for the Partnership (as hereinafter defined) confirming the registration of the Partnership as an “Exempted Partnership” pursuant to a Certificate of Exempted Partnership under the Exempted Partnerships Act 1992 (Bermuda) (as supplemented, the “Certificate of Exempted Partnership”) and as a “Limited Partnership” pursuant to a Certificate of Limited Partnership under the Limited Partnership Act 1883 (Bermuda) (as supplemented, the “Certificate of Limited Partnership”) was issued by the Bermuda Registrar of Companies on June 29, 2011;

AND WHEREAS the parties wish to amend the Initial Limited Partnership Agreement by making the modifications reflected herein, and to restate the Initial Limited Partnership Agreement as so amended;

AND WHEREAS this Amended and Restated Limited Partnership Agreement shall replace the Initial Limited Partnership Agreement in its entirety;

AND WHEREAS pursuant to a Combination Agreement by and among the Initial Limited Partner, Brookfield Renewable Power Fund (“BRPF”), the Partnership, and Brookfield Renewable Power Trust, dated •, 2011 (the “Combination Agreement”), each trust unit of BRPF (collectively, the “BRPF Units”) outstanding immediately prior to the effective time of the Combination Agreement, except for those BRPF Units held by Highvale (as hereinafter defined), will be deemed to have been transferred, at such times as specified in the Combination Agreement, to the Partnership in exchange for the allotment and issue by the Partnership to the holders of such BRPF Units (the “BRPF Unitholders”) of one Unit (as hereinafter defined) for each BRPF Unit then held (the “Fund Conversion”), at which point each BRPF Unitholder will be deemed to have become a limited partner of the Partnership and a party to this Amended and Restated Limited Partnership Agreement;

AND WHEREAS the Partners (as hereinafter defined) desire to set forth the rights, powers and duties of the Partners, the affairs of the Partnership and the conduct of the Partnership’s activities, all upon the terms and conditions provided for in this Amended and Restated Limited Partnership Agreement.

NOW THEREFORE in consideration of the premises, mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree, each with the others, as follows:

ARTICLE 1
INTERPRETATION

1.1          Definitions

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

1.1.1.      “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

1.1.2.      “Agreement” means this Amended and Restated Limited Partnership Agreement of Brookfield Renewable Energy Partners L.P.;

1.1.3.      “Assets” means all assets, whether tangible or intangible and whether real, personal or mixed, at any time owned by the Partnership (or by the General Partner, one or more of its Affiliates or one or more nominees for the benefit of the Partnership, in each case in accordance with Section 5.9) or acquired by the General Partner for the account of the Partnership in the course of carrying on the activities of the Partnership;

1.1.4.      “BRELP” means Brookfield Renewable Energy L.P., an exempted limited partnership existing under the law of Bermuda;

1.1.5.      “BRELP Agreement” means the limited partnership agreement for BRELP;

1.1.6.      “BREP Group” means the Partnership, BRELP, the Holding Entities, the Operating Entities and any other direct or indirect Subsidiary of a Holding Entity;

1.1.7.      “Brookfield” means Brookfield Asset Management Inc.;

1.1.8.      “Brookfield Group” means Brookfield and any Affiliates of Brookfield, other than any member of the BREP Group;

1.1.9.      “BRPF” has the meaning assigned to such term in the recitals;

1.1.10.    “BRPF Unitholders” has the meaning assigned to such term in the recitals;

1.1.11.    “BRPF Units” has the meaning assigned to such term in the recitals;

1.1.12.    “Business Day” means every day except a Saturday or Sunday, or a day which is a statutory or civic holiday in Bermuda, the Province of Ontario, or the State of New York;

1.1.13.    “Canadian Tax Purposes” means for the purposes of determining liability for Tax pursuant to Canadian federal and provincial Tax Laws;

1.1.14.    “CanHoldco” means Brookfield BRP Holdings (Canada) Inc.;

1.1.15.    “Capital Contribution” means the amount of capital contributed to the Partnership by each Record Holder (or a Person from which the Record Holder purchased or acquired its Partnership Interests) in respect of the Partnership Interests purchased or acquired by or issued to that Record Holder;

1.1.16.    “Certificate” means a certificate issued by the Partnership evidencing ownership of one or more Units or any other Partnership Interests, or of options, rights, warrants or appreciation rights relating to Partnership Interests, in such form as may be adopted by the General Partner from time to time;

1.1.17.    “Certificate of Exempted Partnership” has the meaning assigned to such term in the recitals;

1.1.18.    “Certificate of Limited Partnership” has the meaning assigned to such term in the recitals;

1.1.19.    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder, and any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provisions of future law;

1.1.20.    “Combination Agreement” has the meaning assigned to such term in the recitals;

1.1.21.    “Conflicts Guidelines” has the meaning assigned to such term in Section 5.7.2;

1.1.22.    “Control” means the control by one Person of another Person in accordance with the following:  a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example, the status of A being the general partner of B) or by virtue of the beneficial ownership of or control over a majority of the voting interests in B; and, for certainty and without limitation, if A owns or has control over shares or other securities to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B, or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose; and the term “Controlled” has the corresponding meaning;

1.1.23.    “Departing General Partner” means a former General Partner, from and after the effective date of any withdrawal of such former General Partner pursuant to Section 12.1;

1.1.24.    “Event of Withdrawal” has the meaning assigned to such term in Section 12.1.1;

1.1.25.    “Exempted Partnerships Act” means the Exempted Partnerships Act 1992 (Bermuda);

1.1.26.    “fiscal year” as such term relates to the Partnership shall be the fiscal year of the Partnership as determined in accordance with Section 8.2;

1.1.27.    “Fund Conversion” has the meaning assigned to such term in the recitals;

1.1.28.    “General Partner” means 2288509 Ontario Inc., a corporation existing under the laws of the Province of Ontario, and includes any person who becomes a successor or replacement general partner of the Partnership pursuant to the terms of this Agreement after the date hereof;

1.1.29.    “General Partner Unit” means the interest in the Partnership owned by the General Partner, having the rights and obligations specified in this Agreement, and which is designated as the General Partner Unit;

1.1.30.    “Governing Body” means (i) with respect to a corporation or limited company, the board of directors of such corporation or limited company, (ii) with respect to a limited liability company, the manager(s) or managing partner(s) of such limited liability company, (iii) with respect to a partnership, the board, committee or other body of each general partner or managing partner of such partnership, respectively, that serves a similar function (or if any such general partner is itself a partnership, the board, committee or other body of such general or managing partner’s general or managing partner that serves a similar function), and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer and managing director;

1.1.31.    “Governing Instruments” means (i) the Memorandum of Association and Bye-laws in the case of any exempted company existing under the Laws of Bermuda, (ii) the certificate of incorporation, amalgamation or continuance, as applicable, and bylaws in the case of a corporation, (iii) the memorandum and articles of association and by-laws, as applicable, in the case of a limited company, (iv) the partnership agreement in the case of a partnership, (v) the articles of formation and operating agreement in the case of a limited liability company, (vi) the trust instrument in the case of a trust, and (vii) any other similar governing document under which an entity was organized, formed or created and operates, in each case as amended, supplemented or otherwise modified from time to time;

1.1.32.    “Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, including ISO/RTOs, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

1.1.33.    “Highvale” means Highvale Power Corporation;

1.1.34.    “Holding Entities” means BRP Bermuda Holdings I Limited , Brookfield BRP Holdings (Canada) Inc. and any direct wholly-owned Subsidiary of BRELP created or acquired after the date of this Agreement;

1.1.35.    “IFRS-IASB” means International Financial Reporting Standards as issued by the International Accounting Standards Board consistently applied;

1.1.36.    “Income for Canadian Tax Purposes” means, in respect of any fiscal year of the Partnership, the income of the Partnership for that fiscal year, determined in accordance with the Income Tax Act;

1.1.37.    “Income Tax Act” means the Income Tax Act (Canada), and includes the regulations promulgated thereunder;

1.1.38.    “Indemnified Party” has the meaning assigned to such term in Section 5.6.1;

1.1.39.    “Independent Committee” means a committee of the board of directors of the General Partner made up of directors that are “independent” of Brookfield and its Affiliates, as contemplated by applicable securities Laws;

1.1.40.    “Initial GP Capital Contribution” has the meaning assigned to such term in Section 3.2;

1.1.41.    “Initial Limited Partner” has the meaning assigned to such term in the recitals;

1.1.42.    “Initial Limited Partnership Agreement” has the meaning assigned to such term in the recitals;

1.1.43.    “Initial LP Capital Contribution” has the meaning assigned to such term in Section 3.2;

1.1.44.    “Interested Party” has the meaning assigned to such term in Section 5.5.1;

1.1.45.    “ISO/RTO” means an independent electricity system operator, a regional transmission organization, national system operator and/or any other similar organization overseeing the transmission of electricity in any jurisdiction in which the BREP Group owns assets or operates;

1.1.46.    “Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law; and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

1.1.47.    “Liabilities” has the meaning assigned to such term in Section 5.6.1;

1.1.48.    “Limited Partner” means a Person who is the direct beneficial owner of a Unit, without regard to the Record Holder (unless the Record Holder is such Person);

1.1.49.    “Limited Partnership Act” means the Limited Partnership Act 1883 (Bermuda);

1.1.50.    “Liquidator” means the General Partner or other Person approved pursuant to Section 13.3 who performs the functions described therein;

1.1.51.    “Loss for Canadian Tax Purposes” means, in respect of any fiscal year of the Partnership, the loss of the Partnership for that fiscal year, determined in accordance with the Income Tax Act;

1.1.52.    “Managers” means Brookfield Renewable Energy Group L.P., Brookfield Renewable Energy Group LLC, and Brookfield Renewable Energy Group (Bermuda) Inc.;

1.1.53.    “Master Services Agreement” means the master services agreement among the Managers, the Partnership, BRELP, the Holding Entities and others;

1.1.54.    “Non-Tendering Offeree” means, where a take-over bid is made for all of the Units other than those held by the offeror, a holder of Units who does not accept the take-over bid and includes a subsequent holder of that Unit who acquires it from the first mentioned holder;

1.1.55.    “Notice” has the meaning assigned to such term in Section 15.2;

1.1.56.    “Offeree” means a Person to whom a take-over bid is made;

1.1.57.    “Offeror” means a Person, other than an agent, who makes a Take-Over Bid, and includes two or more Persons who, directly or indirectly:

1.1.57.1            make a Take-Over Bid jointly or in concert; or

1.1.57.2            intend to exercise jointly or in concert voting rights attached to the Units for which a Take-Over Bid is made;

1.1.58.    “Operating Entities” means, from time to time, the Persons that (i) directly hold the Power Operations, or (ii) indirectly hold the Power Operations but all of the interests of which are not held by the Service Recipients including, in the case of each of (i) and (ii), any joint ventures, partnerships and consortium arrangements;

1.1.59.    “Opinion of Counsel” means a written opinion of counsel acceptable to the General Partner and the Independent Committee, as the case may be;

1.1.60.    “Outstanding” means, with respect to Units or Partnership Interests, all Units or Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination;

1.1.61.    “Partner” means the General Partner or a Limited Partner;

1.1.62.    “Partnership” means Brookfield Renewable Energy Partners L.P., the limited partnership heretofore formed and continued pursuant to this Agreement;

1.1.63.    “Partnership Interest” means any partnership interest, including any General Partner Unit or Unit;

1.1.64.    “Percentage Interest” means, as of the date of such determination:

1.1.64.1            as to the General Partner, 0.01%;

1.1.64.2            as to all Limited Partners, 99.99%; and

1.1.64.3            as to any Limited Partner holding Units, a percentage of all the Limited Partners’ Percentage Interests equal to the number of Units held by such Limited Partner divided by the total number of all Units then Outstanding;

1.1.65.    “Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, Governmental Authority or other entity however designated or constituted and pronouns have a similarly extended meaning;

1.1.66.    “Plan of Arrangement” has the meaning assigned to such term under the Combination Agreement;

1.1.67.    “Power Operations” means power generating operations or developments directly or indirectly held or acquired by members of the BREP Group from time to time;

1.1.68.    “Quarter” means a calendar quarter ending on the last day of March, June, September or December;

1.1.69.    “Record Date” means the date established by the General Partner for determining (a) the identity of Record Holders entitled to notice of any meeting of Limited Partners or entitled to consent to a Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners, or (b) the identity of Record Holders entitled to receive any report or distribution;

1.1.70.    “Record Holder” means, as of any particular Business Day, the Person in whose name a Unit is registered on the books of the Transfer Agent as of the opening of business on such Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day;

1.1.71.    “Redemption-Exchange Mechanism” means the “Redemption Right” and the “Exchange Right” as such terms are defined in the BRELP Agreement;

1.1.72.    “Relationship Agreement” means the relationship agreement between certain members of the Brookfield Group, the Partnership, BRELP, the Holding Entities and others dated as of the date hereof;

1.1.73.    “Securities Exchange” means any stock exchange on which Units or other Partnership Interests are or will be listed for trading;

1.1.74.    “Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute;

1.1.75.    “Service Recipient” means the Partnership, BRELP, the Holding Entities and any Person in which any of the foregoing or any combination of the foregoing holds all of the common equity or equivalent interests excluding any Operating Entities;

1.1.76.    “Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person;

1.1.77.    “Take-Over Bid” has the meaning given to it in the Securities Act (Ontario);

1.1.78.    “Tax” means all forms of taxation, whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, national, federal, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including social security contributions, national insurance contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any Person, and all penalties, charges, costs and interest relating thereto;

1.1.79.    “transfer” has the meaning assigned to such term in Section 10.4;

1.1.80.    “Transfer Agent” means the transfer agent duly appointed by the Partnership to act as registrar and transfer agent for the Units, from time to time;

1.1.81.    “Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as amended from time to time;

1.1.82.    “Uncertificated” means, in respect of any Partnership Interest, a unit of a Partnership Interest, title to which is recorded on the relevant register of securities as being held in uncertificated form, and title to which may be transferred by means of any clearing system established for the Partnership;

1.1.83.    “Unit” means a limited partnership interest in the Partnership representing a fractional part of all the limited partner interests in the Partnership, which is designated as a “Unit”; and

1.1.84.    “Withdrawal Opinion of Counsel” an Opinion of Counsel (delivered by counsel acceptable to the Independent Committee) that withdrawal of the General Partner (following the selection of the successor general partner) would not (i) result in the loss of the limited liability of any Limited Partner, (ii) cause the Partnership or any BREP Group member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for tax purposes (to the extent not previously treated as such), or (iii) cause the Partnership or BRELP to become an “investment company” under the U.S. Investment Company Act of 1940, as amended, or similar legislation in other jurisdictions.

1.2          Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3                          Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1.                               words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

1.3.2.                               the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3.                               references to any Person include such Person’s successors and permitted assigns;

1.3.4.                               except as otherwise provided in this Agreement, any reference in this Agreement to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all rules and regulations made under such statute, in the case of a statute, to all amendments made to such statute, regulation, policy, rule or instrument, and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5.                               any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6.                               in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7.                               except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency.

1.4                               Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof.  To the extent permitted by applicable Law, the parties waive any provision of Law which renders any provision of this Agreement invalid or unenforceable in any respect.  The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.5                               Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement.  There are no warranties, conditions, or representations

(including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement.  No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement hereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact.  Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.6                               Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby.  No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right.  A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

1.7                               Governing Law; Submission to Jurisdiction

This Agreement will be governed by and construed in accordance with the laws of Bermuda.  Each of the Partners (other than governmental entities prohibited from submitting to the jurisdiction of a particular jurisdiction) will submit to the non-exclusive jurisdiction of any court in Bermuda in any dispute, suit, action or proceeding arising out of or relating to this Agreement.  Each Partner waives, to the fullest extent permitted by Law, any immunity from jurisdiction of any such court or from any legal process therein and further waives, to the fullest extent permitted by Law, any claim of inconvenient forum, improper venue or that any such court does not have jurisdiction over the Partner.  Any final judgment against a Partner in any proceedings brought in any court in Bermuda will be conclusive and binding upon the Partner and may be enforced in the courts of any other jurisdiction of which the Partner is or may be subject, by suit upon such judgment.  The foregoing submission to jurisdiction and waivers will survive the dissolution, liquidation, winding up and termination of the Partnership.

ARTICLE 2
ORGANIZATIONAL MATTERS

2.1                               Formation

The Partnership has been formed as an exempted limited partnership on June 27, 2011, pursuant to the provisions of the Limited Partnership Act and the Exempted Partnerships Act.  Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Limited Partnership Act and the Exempted Partnerships Act.  All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in any specific Partnership property.

2.2                               Purpose

The purpose of the Partnership shall be to: (i) establish, acquire and/or hold interests in BRELP and, subject to the approval of the General Partner, in other Persons involved in the power generation and development business; (ii) engage in any activity related to the capitalization and financing of the Partnership’s interests in BRELP and such other Persons; and (iii) engage in any activity that is incidental to or in furtherance of the foregoing and that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized under the Limited Partnership Act and the Exempted Partnerships Act and this Agreement.  Except as specified herein, the General Partner shall exercise its powers and carry out its functions honestly and in good faith and the General Partner shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, in each case, subject to, and after taking into account, the terms and conditions of the Relationship Agreement, the Master Services Agreement and the Conflicts Guidelines.  Subject to the foregoing, to the fullest extent permitted by Law, the General Partner shall have no additional duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any activity free of any additional duty (including any fiduciary duty) or obligation whatsoever to the Partnership or any Limited Partner or Record Holder and, in declining to so propose or approve, shall not be deemed to have breached this Agreement, any other agreement contemplated hereby, the Limited Partnership Act, the Exempted Partnerships Act or any other provision of Law.  For greater certainty, the General Partner shall not be in breach of any duty owed to the Partnership if it takes an action or engages in an activity contemplated or permitted by this Agreement, the Relationship Agreement, the Master Services Agreement or the Conflicts Guidelines.

2.3                               Powers

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and activities described in Section 2.2 and for the protection and benefit of the Partnership.

2.4                               Name

The name of the Partnership shall be “Brookfield Renewable Energy Partners L.P.” The Partnership’s activities and affairs may be conducted under any other name or names deemed necessary or appropriate by the General Partner, including the name of the General Partner or any Affiliate thereof.  The words “Limited Partnership”, “L.P.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the Laws of any jurisdiction that so requires.  Subject to compliance with the requirements of the Limited Partnership Act and the Exempted Partnerships Act, the General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Record Holders of such change in the next regular communication to Record Holders.

If the General Partner ceases to be the general partner of the Partnership and the new general partner is not an Affiliate of Brookfield, the Partnership shall change its name so that it does not include “Brookfield” and could not be capable of confusion in any way with such name.  This obligation shall be enforceable and waivable by the General Partner notwithstanding that it may have ceased to be the general partner of the Partnership.

2.5                               Registered Office; Principal Office

Unless and until changed by the General Partner, the registered office of the Partnership shall be located at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, and the resident representative in Bermuda shall be Appleby Corporate Services (Bermuda) Limited, Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.  The head office of the Partnership and the General Partner shall be 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, or such other place as the General Partner may from time to time designate by notice to the Record Holders.  The Partnership may maintain offices at such other place or places within Bermuda as the General Partner deems necessary or appropriate.

2.6                               Power of Attorney

2.6.1.                   Each Limited Partner hereby constitutes and appoints each of the General Partner and, if a Liquidator shall have been selected pursuant to Section 13.3, the Liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to:

2.6.1.1                                          execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (A) all certificates, documents and other instruments (including this Agreement, the Certificate of Limited Partnership and the Certificate of Exempted Partnership and all amendments or restatements thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as an exempted limited partnership (or a partnership in which the limited partners have limited liability) in Bermuda and in all other jurisdictions in which the Partnership may conduct activities and affairs or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission or withdrawal of any Partner pursuant to, or other events described in, Article 11 or Article 12, or to the Capital Contribution of any Partner; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Units or other Partnership Interests issued pursuant to Section 3.5; and (F) any tax election with any Limited Partner or General Partner on behalf of the Partnership and/or all Partners including any such election contemplated by the Plan of Arrangement;  and

2.6.1.2                                          execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner or the Liquidator may exercise the power of attorney made in this Section 2.6.1.2 only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6.1 shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article 14 or as may be otherwise expressly provided for in this Agreement.

2.6.2.                   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or the transfer of all or any portion of such Limited Partner’s Partnership Interest, and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives.  Each Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each Limited Partner hereby waives any and all defenses that may be available to it to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney.  Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

2.7                               Term

The Partnership commenced upon the formation of the Partnership on June 27, 2011, pursuant to the Initial Limited Partnership Agreement, the Certificate of Limited Partnership and the Certificate of Exempted Partnership and shall continue in perpetual existence until the termination of the Partnership in accordance with the provisions of 13.1.

ARTICLE 3
CAPITAL CONTRIBUTIONS AND
ISSUANCE OF PARTNERSHIP INTERESTS

3.1                               Formation of the Partnership

In connection with the formation of the Partnership, the General Partner has been admitted as the General Partner of the Partnership and the Initial Limited Partner has been admitted as the Limited Partner as of the date of the Initial Limited Partnership Agreement.

3.2                               Initial Capital Contributions by the General Partner and the Initial Limited Partner/Adjustments to General Partner Capital Contributions

3.2.1.                   The General Partner made a Capital Contribution of $100.00 to the Partnership (“Initial GP Capital Contribution”).  The Initial Limited Partner made a Capital Contribution of $1.00 (“Initial LP Capital Contribution”).

3.2.2.                   Notwithstanding any provision herein to the contrary, the General Partner shall be required to maintain its Partnership Interest as specified in section 1.1.64.1 by making additional Capital Contributions or effecting withdrawals of its Capital Contributions, as shall be necessary.

3.3                               Interest and Withdrawal

No interest on Capital Contributions shall be paid by the Partnership.  No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered as such by Law and then only to the extent provided for in this Agreement.  Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

3.4                               Issuances of Additional Partnership Interests

3.4.1.                   Subject to any approval required by applicable Law and the approval of any applicable Securities Exchange, the Partnership may issue additional Partnership Interests (including new classes of Partnership Interests) and options, rights, warrants and appreciation rights relating to Partnership Interests for any Partnership purpose (including in connection with any distribution reinvestment plan or the Redemption-Exchange Mechanism) at any time and from time to time to such Persons for such consideration and on such terms and conditions as the

General Partner shall determine in its sole discretion, all without the approval of any Limited Partners.

3.4.2.                   Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 3.5.1 may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner in its sole discretion, including: (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; and (viii) the requirement, if any, of each such Partnership Interest to consent to certain partnership matters.

3.4.3.                   The General Partner is hereby authorized to take all actions that it determines to be necessary or appropriate in connection with each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 3.5, including the admission of additional Limited Partners in connection therewith and any related amendment of this Agreement, and all additional issuances of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests.  The General Partner is authorized to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests, including compliance with any Laws or guideline of any governmental agency or any Securities Exchange on which the Units or other Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests are listed for trading.

3.5                               Pre-emptive Rights

Unless otherwise determined by the General Partner, in its sole discretion, no Person shall have any pre-emptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.

3.6                               Splits and Combinations

3.6.1.                   Subject to Section 3.7.4, the Partnership may make a distribution of Partnership Interests to all Record Holders pro rata to their Percentage Interests or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event.

3.6.2.                   Whenever such a distribution, subdivision or combination of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice.  The General Partner also may cause independent public accountants of international standing selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination.  The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

3.6.3.                   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes.  If any such combination results in a smaller total number of Partnership Interests Outstanding or outstanding options, rights, warrants or appreciation rights relating to Partnership Interests, the Partnership shall require, as a condition to the delivery to a Record Holder of any such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

3.6.4.                   The Partnership shall not be required to issue fractional Units upon any distribution, subdivision or combination of Units.  If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 3.7.4, each fractional Unit shall be rounded to the nearest whole Unit, with each half Unit being rounded to the next higher Unit.

3.7                               Fully Paid and Non-Assessable Nature of Units

All Units issued pursuant to, and in accordance with the requirements of this Article 3 shall be fully paid and non-assessable Units in the Partnership.

3.8                               Take-Over Bid

3.8.1.                   If, within 120 days after a Take-Over Bid, the Take-Over Bid is accepted by the holders of not less than 90% of the Outstanding Units, other than Units held at the date of the Take-Over Bid by or on behalf of the Offeror or an Affiliate or associate (as such term is defined in the Canada Business Corporations Act) of the Offeror, the Offeror is entitled, on complying with this section 3.8, to acquire the Units held by the Non-Tendering Offerees.

3.8.2.                   An Offeror may acquire Outstanding Units held by a Non-Tendering Offeree by sending by registered mail within 60 days after the date of termination of the Take-Over Bid and in any event within 180 days after the date of the Take-Over Bid, an Offeror’s notice to each Non-Tendering Offeree stating that:

3.8.2.1                                          the Offerees holding not less than 90% of the Units to which the Take-Over Bid relates accepted the Take-Over Bid;

3.8.2.2                                          the Offeror is bound to take up and pay for or has taken up and paid for the Units of the Offerees who accepted the Take-Over Bid;

3.8.2.3                                          a Non-Tendering Offeree is required to transfer his Units to the Offeror on the terms on which the Offeror acquired the Units of the Offerees who accepted the Take-Over Bid; and

3.8.2.4                                          a Non-Tendering Offeree who does not transfer his Units in accordance with Section 3.8.2.3 within 20 days after he receives the Offeror’s notice is deemed to have elected to transfer, and to have transferred, his Units to the Offeror on the same terms that the Offeror acquired the Units from the Offerees who accepted the Take-Over Bid.

3.8.3.                   Concurrently with sending the Offeror’s notice under Section 3.8.2, the Offeror shall send to the General Partner a notice of adverse claim disclosing the name and address of the Offeror and the name of the Non-Tendering Offeree with respect to each Unit held by a Non-Tendering Offeree.

3.8.4.                   A Non-Tendering Offeree to whom an Offeror’s notice is sent under Section 3.8.2 shall, within 20 days after he receives that notice, send his Units and all Certificates representing his Units or cause his Units to be sent to the General Partner.

3.8.5.                   Within 20 days after the Offeror sends an Offeror’s notice under Section 3.8.2, the Offeror shall pay or transfer to the General Partner the amount of money or other consideration that the Offeror would have had to pay or transfer to a Non-Tendering Offeree if the Non-Tendering Offeree had tendered under the Take-Over Bid.

3.8.6.                   The General Partner is deemed to hold on behalf of the Non-Tendering Offeree the money or other consideration it receives under Section 3.8.5, and the General Partner shall deposit the money in a separate account in a bank or other depositary of national standing in Canada or the United States, as applicable, and shall place the other consideration in the custody of a bank or such other body corporate.

ARTICLE 4
ALLOCATIONS AND DISTRIBUTIONS

4.1                               Determination of Net Income or Loss

Subject to section 4.4, the net income or loss of the Partnership for each fiscal year shall be determined by the General Partner in accordance with IFRS-IASB.

4.2                               General Allocations

Limited Partners shall share in the net profits and net losses of the Partnership, generally in accordance with their respective Percentage Interests.

4.3                               No Right to Withdraw Accounts

No Partner shall have the right to withdraw any or all of its Capital Contribution or to receive any distribution from the Partnership except as expressly provided in this Agreement and permitted by the Limited Partnership Act.

4.4                               Allocations for Tax Purposes

4.4.1.                   For United States federal income tax purposes, allocations of items of income, gain, loss, deduction, and credit for each taxable year or other relevant period of the Partnership shall be allocated among the Partners pro rata to their respective Percentage Interests, except to the extent (i) that any such allocations would not have substantial economic effect or are not in accordance with the Partners’ interests in the Partnership (in each case, as determined pursuant to Section 704(b) of the Code) or (ii) otherwise required by applicable Law or by reason of tax elections made by the General Partner on behalf of the Partnership, and, in the case of either clause (i) or (ii), the General Partner shall adjust allocations as necessary so as to comply with the requirements of Sections 704(b) and 704(c) of the Code and the Treasury Regulations promulgated thereunder, relevant provisions of Law, or elections made by the General Partner on behalf of the Partnership (as applicable); provided, however, that any such adjustments shall be made in the sole discretion of the General Partner.  In furtherance of the foregoing, and for purposes of the proper administration of the Partnership and in order to preserve the uniformity of the Units, the General Partner, in its sole discretion, may (i) make such changes to the allocations as the General Partner deems necessary to (x) reflect the proposal, amendment or promulgation of Treasury Regulations under Section 704 of the Code or (y) otherwise preserve the uniformity of the Units, and (ii) adopt, employ or otherwise modify such conventions and methods as the General Partner determines to be appropriate for (a) the determination of the identities and tax classification of the Partners, (b) the valuation of Assets and the determination of the tax bases thereof, (c) the allocation of asset values and tax bases, (d) the adoption and maintenance of tax accounting methods and tax elections, and (e) the determination of allocations of items between transferors and transferees of Units, including the adoption of monthly, quarterly or other conventions that are consistent with Section 706 of the Code.  The source and character of items of income, gain, loss and deduction allocated to a Partner will be the same source and character as the income or gain earned or the loss or deduction incurred by the Partnership.

4.4.2.                   The Income for Canadian Tax Purposes for a given fiscal year of the Partnership will be allocated to each Partner in an amount calculated by multiplying the Income for Canadian Tax Purposes by a fraction, the numerator of which is the sum of the distributions received by such Partner with respect to such fiscal year and the denominator of which is the aggregate amount of the distributions made by the Partnership to Partners with respect to such fiscal year.  Generally, the source and character of items of income so allocated to a Partner with respect to a fiscal year of the Partnership will be the same source and character as the distributions received by such Partner with respect to such fiscal year.  If, with respect to a given fiscal year, no distribution is made by the Partnership or the Partnership has a Loss for Canadian Tax Purposes, one quarter of the Income for Canadian Tax Purposes or the Loss for Canadian Tax Purposes, as the case may be, for such fiscal year, will be allocated to the Partners of record at the end of each Quarter ending in such fiscal year pro rata to their respective Percentage Interests at each such date.  To such end, any Person who was a Partner at any time during such fiscal year but who has transferred all of such Person’s Units before the last day of that fiscal year may be deemed to be a Partner on the last day of such fiscal year for the purposes of subsection 96(1) of the Income Tax Act.  Generally, the source and character of such income or losses so allocated to a Partner at the end of each Quarter will be the same source and character as the income or loss earned or incurred by the Partnership in such Quarter.

4.4.3.                   Notwithstanding Sections 4.4.1and 4.4.2, any gain for Canadian Tax Purposes allocated by BRELP in accordance with Section 4.8.3.2 of the BRELP Agreement to the Partnership in respect of the disposition of common shares of CanHoldco by BRELP, shall be allocated for Canadian Tax Purposes firstly, in respect of any Units held by the Brookfield Group that were acquired pursuant to the Redemption Exchange Mechanism, such portion of the gain, if any, that would otherwise have been allocated for Canadian Tax Purposes to the Brookfield Group pursuant to Section 4.8.3.1 of the BRELP Agreement on the assumption that such Units had not been exchanged and remained Units of BRELP shall be allocated pro rata to the Brookfield Group in respect of the Units acquired pursuant to the Redemption Exchange Mechanism and secondly the remaining gain, if any, shall be allocated for Canadian Tax Purposes to Unitholders on a per Unit basis excluding Units owned by the Brookfield Group immediately after the completion of the Plan of Arrangement and Units acquired by the Brookfield Group pursuant to the Redemption Exchange Mechanism.

4.5                               Currency Translation

Allocations of amounts other than in U.S. Dollars shall be undertaken following translation into the amount of U.S. Dollars into which such amount could have been converted on the last date of the relevant Quarter (or such other relevant period of determination) using the exchange rate between such other currency and the U.S. Dollars published in the “Exchange Rates” table of the Wall Street Journal on such date, or similar publication if The Wall Street Journal is no longer published or, in the event that the “Exchange Rates” table of the Wall Street Journal, or similar publication was not published on such date, the closest date immediately preceding the date of such payment on which the “Exchange Rates” table of the Wall Street Journal, or similar publication, was published provided that all such translations shall be in accordance with the applicable rules set forth in the Code and applicable Treasury Regulations.

4.6                               Distributions

Subject to this Article 4, the General Partner may in its sole discretion make distributions at any time or from time to time to the Partners in accordance with their Percentage Interests, provided that all distributions to the Limited Partners shall be paid by the Partnership directly or through the Transfer Agent or through any other Person or agent only to the Record Holders pro rata according to their respective Percentage Interests as of the Record Date set for such distribution.  Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.  The amount of Taxes withheld or paid by the Partnership or another member of the BREP Group in respect of a Partnership Interest held by a Partner shall be treated either as a distribution to such Partner or as a general expense of the Partnership, as determined by the General Partner in its sole discretion, and the General Partner shall report to the Partners on an annual basis the amount of such Taxes withheld or paid.

4.7                               Prohibition on Distributions

The General Partner shall not cause the Partnership to make any distribution pursuant to this Article 4:

4.7.1.                   unless there is sufficient cash available therefor;

4.7.2.                   which would render the Partnership unable to pay its debts as and when they fall due; or

4.7.3.                   which, in the opinion of the General Partner, would or might leave the Partnership with insufficient funds to meet any future or contingent obligations or which would contravene the Limited Partnership Act.

ARTICLE 5
MANAGEMENT AND OPERATION OF PARTNERSHIP

5.1                               Management

5.1.1.                   The General Partner shall conduct, direct and manage all activities of the Partnership.  Except as otherwise expressly provided in this Agreement, all management powers over the activities and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the activities and affairs of the Partnership.  In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable Law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 5.2, shall have full power and authority to do all things and on such terms as it determines, in its sole discretion, to be necessary or appropriate to conduct the activities and affairs of the Partnership, to exercise all powers set forth in Section 2.3 and to effectuate the purposes set forth in Section 2.2.

5.1.2.                   In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it.  The General Partner and the Partnership shall not have any liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with the tax consequences of such decisions so long as (i) the General Partner has acted pursuant to its authority under this Agreement; and (ii) the General Partner has not acted in a grossly negligent manner or in bad faith or engaged in fraud or willful misconduct.

5.1.3.                   Notwithstanding any other provision of this Agreement, the Limited Partnership Act, the Exempted Partnerships Act or any applicable Law, each Person who is a Partner on the date hereof and each other Person who may acquire a Partnership Interest hereby: (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the BRELP Agreement, the Combination Agreement, the Master Services Agreement, the Relationship Agreement and the other agreements described in or contemplated by the Combination Agreement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Combination Agreement on behalf of the Partnership, without any further act, approval, or vote of the Persons who are Partners on the date hereof or the other Persons who may acquire a Partnership Interest; and (iii) agrees that the execution, delivery or performance by the General Partner, the Managers or any Affiliate of any of them, of this Agreement or the Combination Agreement or any agreement authorized or permitted under this Agreement or the Combination Agreement, shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at Law, in equity or otherwise.

5.2                               Restrictions on General Partner’s Authority

5.2.1.                   Except as provided in Article 13, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the BREP Group’s or the Partnership’s assets, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of at least 66 2/3% of the voting power of Outstanding Units; provided however that this provision shall not preclude or limit the General Partner’s ability, in its sole discretion, to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership (including for the benefit of Persons who are not members of the BREP Group and Affiliates of the General Partner) or the BREP Group and shall not apply to any forced sale of any or all of the assets of the Partnership or the BREP Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

5.2.2.                   The General Partner shall not, on behalf of the Partnership, except as permitted under Section 10.6 and Section 12.1, elect or cause the Partnership to elect a successor general partner of the Partnership.

5.2.3.                   The General Partner shall not amend or agree to amend the Master Services Agreement or the Relationship Agreement without the approval of a majority of the members of the Independent Committee.

5.3                               Reimbursement of Partnership Expenses

5.3.1.                   Except as provided in this Section 5.3 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as General Partner of the Partnership.

5.3.2.                   The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its reasonable discretion, for (i) all direct and indirect out-of-pocket expenses it incurs or payments it makes on behalf of the Partnership (including amounts paid to any Person to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate out-of-pocket expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with conducting the Partnership’s affairs (including out-of-pocket expenses allocated to the General Partner by its Affiliates).  The General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion.  Reimbursements pursuant to this Section 5.3 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 5.6.

5.4                               Outside Activities

5.4.1.                   The General Partner shall, for so long as it is the general partner of the Partnership, (i) maintain as its sole activity the activity of acting as the general partner of the Partnership and undertaking activities that are ancillary or related thereto and (ii) not engage in any business or activity or incur or guarantee any debts or liabilities except in connection with or incidental to its performance as general partner as described above or incurring, guaranteeing, acquiring, owning or disposing of debt or equity securities of any other member of the BREP Group.

5.4.2.                   Each Indemnified Party (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess interests in business ventures of any and every type or description, whether in activities similar to those of the General Partner, the Partnership or any other member of the BREP Group, in direct competition to, and/or in preference to, or to the exclusion of, the Partnership, the General Partner or any other member of the BREP Group. Such business interests, activities and engagements shall not constitute a breach of this Agreement or any duties stated or implied by Law or equity, including fiduciary duties, to any of the General Partner, the Partnership (or any of their respective investors) or any other member of the BREP Group (or any of their respective investors) and shall be deemed not to be a breach of the General Partner’s fiduciary duties or any other obligation of any type whatsoever of the General Partner.  None of the General Partner, the Partnership or any other member of the BREP Group or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby or otherwise in any business ventures of an Indemnified Party.

5.4.3.                   To the extent permitted by Law, the General Partner and the Indemnified Parties shall have no obligation hereunder, to present business or investment opportunities to the Partnership, the Limited Partners or any member of the BREP Group.

5.4.4.                   The Affiliates of the General Partner shall have no obligation to (i) permit the Partnership or any other member of the BREP Group to use any facilities or assets of the Affiliates of the General Partner (other than the Assets), except as may be provided in contracts, agreements or of the arrangements entered into from time to time specifically dealing with such use, or (ii) to enter into such contracts, agreements or other arrangements.

5.4.5.                   Notwithstanding anything to the contrary in this Section 5.4, nothing in this Section 5.4 shall affect any obligation of an Indemnified Party to present a business or investment opportunity to the Partnership, the General Partner or any other member of the BREP Group pursuant to the Relationship Agreement or any other separate written agreement between such Indemnified Party and the Partnership, the General Partner or any other member of the BREP Group.

5.5                               Disclosure of Interests

5.5.1.                   The General Partner, its Affiliates and their respective partners, members, shareholders, directors, officers, employees and shareholders (each hereinafter referred to as an “Interested Party”) may become Limited Partners or beneficially interested in Limited Partners in the Partnership and may hold, dispose of or otherwise deal with Units with the same rights they would have if the General Partner were not party to this Agreement.

5.5.2.                   An Interested Party shall not be liable to account either to other Interested Parties or to the Partnership, the Partners or any other Persons for any profits or benefits made or derived by or in connection with any transaction contemplated by Section 5.4.2.

5.5.3.                   Subject to applicable Laws, an Interested Party may sell investments to, purchase Assets from, vest Assets in and contract or enter into any contract, arrangement or transaction with the Partnership, any other member of the BREP Group or any other Person whose securities are held directly or indirectly by or on behalf of the Partnership or another member of the BREP Group, including any contract, arrangement or transaction relating to any financial, banking, investment banking, insurance, secretarial or other services, and may be interested in any such contract, transaction or arrangement and shall not be liable to account either to the Partnership, any other member of the BREP Group or any other Person in respect of any such contract, transaction, arrangement or interest, or any benefits or profits made or derived therefrom, by virtue only of the relationship between the parties concerned, provided that nothing herein contained shall permit an Interested Party or Limited Partner to enter into any such contract, transaction or arrangement as aforesaid, unless the terms thereof are permitted by or approved in accordance with the provisions of the Governing Instruments of the General Partner.

5.5.4.                   Without limiting the generality of the foregoing, an Interested Party or Limited Partner may enter into any contract, transaction or arrangement with any member of the BREP Group to provide advice or services, including investment management, monitoring or oversight services, services with respect to corporate finance matters and valuations, services relating to the arrangement of new financing, mergers and acquisitions, services relating to the provision of directors or other manager of a Person and other investment banking services, including introduction and transaction organization services.

5.6                               Indemnification

5.6.1.                   The General Partner and any of its Affiliates, and their respective officers, directors, agents, shareholders, partners, members and employees, any Person who serves on the board of directors or other Governing Body of any member of the BREP Group, and any Person that the General Partner designates as an indemnified person (each, an “Indemnified Party”) shall, to the fullest extent permitted by Law, be indemnified on an after Tax basis out of the Assets (and the General Partner shall be entitled to grant indemnities on behalf of the Partnership, and to make payments out of the Assets, to any Indemnified Party in each case in accordance with this Section 5.6) against any and all losses, claims, damages, liabilities, costs and expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts (collectively, “Liabilities”) arising from any and all claims, demands, actions, suits and proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Party is or may be involved, or is threatened to be involved, as a party or otherwise, in connection with the investments and activities of the Partnership or by reason of such Person being the General Partner, or an Affiliate of the General Partner, or an officer, director, agent, shareholder, partner, member or employee of the General Partner or an Affiliate of the General Partner, or a Person who serves on the board of directors or other Governing Body of any member of the BREP Group, provided that no such Indemnified Party shall be so indemnified, with respect to any matter for which indemnification is sought, to the extent that a court of competent jurisdiction determines pursuant to a final and non appealable judgment that, in respect of such matter, the Indemnified Party acted in a grossly negligent manner or in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnified Party’s conduct was unlawful.  An Indemnified Party shall not be denied indemnification in whole or in part under this Section 5.6 because the Indemnified Party had an interest in the transaction with respect to which indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

5.6.2.                   To the fullest extent permitted by Law, amounts incurred in respect of Liabilities incurred by an Indemnified Party in defending any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, shall from time to time be advanced by the Partnership prior to a determination that the Indemnified Party is not entitled to be indemnified, upon receipt by the Partnership of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall be determined that the Indemnified Party is not entitled to be indemnified as provided by the proviso of Section 5.6.1.

5.6.3.                   The indemnification provided by this Section 5.6 shall be in addition to any other rights to which an Indemnified Party may be entitled under any agreement, as a matter of the Law or otherwise, both as to actions in the Indemnified Party’s capacity as an Indemnified Party and as to actions in any other capacity, and shall continue as to any Indemnified Party who has ceased to serve in the capacity in which such Indemnified Party became entitled to indemnification under this Section 5.6, and shall inure to the benefit of such Person’s heirs, successors, assigns and administrators.  The indemnification provisions of this Section 5.6 are for the benefit of each Indemnified Party, its heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Person.

5.6.4.                   No amendment, modification or repeal of this provision or any other provision of this Agreement shall in any manner terminate, reduce or impair the right of any past, present or future Indemnified Party to be indemnified by the Partnership or the obligations of the Partnership to indemnify any such Indemnified Party under and in accordance with the provisions of this Agreement as in effect immediately prior to such amendment, modification or repeal with respect to any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claim, demand, action, suit or proceeding may arise or be asserted.

5.6.5.                   Notwithstanding anything to the contrary in this Agreement, (i) no Indemnified Party shall be liable to the Partnership, any Partner or any other Person who has acquired an interest in a Partnership Interest for any Liabilities sustained or incurred by such Person as a result of any act or omission of the Indemnified Party, except to the extent there has been a final and non appealable judgment entered by a court of competent jurisdiction determining that such Liabilities resulted from the Indemnified Party’s gross negligence, bad faith, fraud, wilful misconduct, or in the case of a criminal matter, actions with knowledge that the conduct was unlawful and (ii) subject to applicable Law, any matter that is approved by a majority of the members of the Independent Committee shall not constitute a breach of this Agreement or any duties to the Partnership or to the Partners stated or implied by Law or equity, including fiduciary duties.

5.6.6.                   Any amendment, modification or repeal of this Section 5.6 (or that otherwise affects Section 5.6) that limits its scope shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnified Parties under this Section 5.6 as in effect immediately prior to such amendment, modification or repeal with respect to any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claim, demand, action, suit or proceeding may arise or be asserted, provided that the Indemnified Party became an Indemnified Party hereunder prior to such amendment, modification or repeal.

5.6.7.                   The provisions of this Section 5.6 shall survive the dissolution of the Partnership.

5.7                               Resolution of Conflicts of Interest

5.7.1.                   Notwithstanding anything to the contrary in this Agreement, conflicts of interest and potential conflicts of interest that are approved by a majority of the members of the Independent Committee from time to time are hereby approved by all Partners.

5.7.2.                   The parties acknowledge and agree that the Independent Committee may grant approvals for any matters that may give rise to a conflict of interest or potential conflict of interest pursuant to the guidelines, policies or procedures adopted by the Independent Committee at the date hereof and as amended from time to time with the approval of a majority of the members of the Independent Committee (the “Conflicts Guidelines”), and if and to the extent that such matters are permitted by the Conflicts Guidelines, no further special approval will be required in connection with such matter permitted thereby other than any approvals required by Law.

5.8          Other Matters Concerning the General Partner

5.8.1.       The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

5.8.2.       The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

5.8.3.       The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers or any duly appointed attorney or attorneys-in-fact.  Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

5.8.4.       To the fullest extent permitted by applicable Law, any standard of care applicable to the General Partner shall be modified, waived or limited as required to permit the General Partner to act in accordance with the terms of this Agreement or any other agreement contemplated hereby.

5.9          Title to Partnership Assets

Title to Assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Assets or any portion thereof.  Title to any or all of the Assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine.  The General Partner hereby declares and warrants that any Assets for which record title is held in the name of the General Partner or one or more Affiliates of the General Partner or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its reasonable efforts to cause record title to such Assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be transferred into the name of the Partnership as soon as reasonably practicable; provided that, prior to the withdrawal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and prior to any such transfer, will provide for the use of such Assets in a manner satisfactory to the Partnership.  All

Assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Assets is held.

5.10        Purchase or Sale of Units

The General Partner may, upon notice to the Transfer Agent, cause the Partnership to purchase or otherwise acquire Units.  As long as Units are held by the Partnership, such Units shall not be considered Outstanding for any purpose, except as otherwise provided herein.  The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Units for its own account, subject to the provisions of Article 10 and Article 11.

5.11        Reliance by Third Parties

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all Assets and to enter into any contracts on behalf of the Partnership, including contracts related to the incurrence or guarantee of indebtedness, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.  In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

5.12        Services

The General Partner may cause the Partnership to appoint any Person (including any Affiliate of the General Partner) to manage the affairs of the Partnership, in accordance with the Conflicts Guidelines.  Any services rendered pursuant to such appointment shall be on terms that are fair and reasonable to the Partnership, provided that the requirements of this Section 5.12 shall be deemed satisfied as to (i) any services provided under the Master Services Agreement and any agreement contemplated thereby, (ii) any transaction approved by a majority of the members of the Independent Committee, subject to compliance with the requirements of applicable Law, or (iii) any transaction entered into in accordance with the Conflicts Guidelines, subject to compliance with the requirements of applicable Law.  The provisions of Section 5.3 shall apply to the rendering of services described in this Section 5.12.

ARTICLE 6
INVESTMENTS IN BRELP

Notwithstanding anything in this Agreement to the contrary, if and to the extent that the Partnership raises funds by way of the issuance of equity or debt securities, or otherwise, pursuant to a public offering, private placement or otherwise, the General Partner shall cause such funds to be invested in securities of BRELP in accordance with the terms of the BRELP Agreement.

ARTICLE 7
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

7.1          Limitation of Liability

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Limited Partnership Act or the Exempted Partnerships Act.

If it were determined that a Limited Partner was participating in the control or management of the Partnership or conducting the affairs of, signing or executing documents for or otherwise binding the Partnership (or purporting to do any of the foregoing) within the meaning of the Limited Partnership Act or the Exempted Partnerships Act, such legislation provides that such Limited Partner would be liable as if it were a general partner of the Partnership in respect of all debts of the Partnership incurred while that Limited Partner was so acting or purporting to act.

7.2          Management of Partnership Affairs

No Limited Partner (other than the General Partner or any officer, director, employee, partner, agent or trustee of the General Partner, in its capacity as such, if such Person shall also be a Limited Partner) shall take part in the management or control of the activities and affairs of the Partnership or have any right or authority to act for or bind the Partnership or to take part or in any way to interfere in the conduct or management of the Partnership or to vote on matters relating to the Partnership, to have access to the books and records of the Partnership or any other member of the BREP Group other than as required by applicable Law or as set forth in this Agreement.  The transaction of any such activities or affairs by the General Partner or any officer, director, employee, partner, agent or trustee of the General Partner, in its capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

7.3          Outside Activities

Subject to the provisions of Section 5.4, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have interests and engage in activities in addition to activities relating to the Partnership, including interests and activities in direct competition with the Partnership or BRELP.  Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any ventures of any Limited Partner.

ARTICLE 8
BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1          Books, Records and Accounting

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s activities and affairs.  Any books and records maintained by or on behalf of the Partnership in the regular course of its activities and undertakings, including the record of the Record Holders, books of account and records of Partnership proceedings, may be kept on information storage devices, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.  The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with IFRS-IASB.  Such books, records and registers will be kept available for inspection by and at the sole expense of any Limited Partner or its duly authorized representatives upon notice to the General Partner during regular business hours at the office of the General Partner for any purpose relating to such Limited Partner’s Partnership Interest. Limited Partners shall not have access to any information of the Partnership contained in its books and records which the General Partner is required by legal or contractual restriction to keep confidential or which, in the opinion of the General Partner, acting reasonably, should be kept confidential in the interests of the Partnership or may be kept confidential as provided in this Agreement, and each Limited Partner hereby waives any right, statutory or otherwise, to greater access to the books and records of the Partnership than is permitted herein, to the greatest extent permitted by law.

8.2          Fiscal Year

Subject to Section 14.1.10, the fiscal year of the Partnership shall be the calendar year; provided, however, if the Code requires a taxable year of the Partnership other than a calendar year then, for U.S. tax purposes, the fiscal year of the Partnership shall be such taxable year.

8.3          Reports

8.3.1.             Within the period of time required by applicable Law, including any rule of any stock exchange on which the Units or other partnership interests of BREP are or will be listed for trading, the General Partner shall prepare in accordance with IFRS-IASB and make publicly available as of a date selected by the General Partner in its reasonable discretion financial statements of the Partnership for such fiscal year of the Partnership audited by a firm of independent public accountants of international standing selected by the General Partner as well as a statement of the accounting policies used in their preparation, such information as may be required by applicable Laws and such information as the General Partner deems appropriate.

8.3.2.             As and within the period of time required by any applicable Law, including any rule of any Securities Exchange, the General Partner shall prepare:

8.3.2.1               in accordance with IFRS-IASB and make publicly available quarterly financial statements of the Partnership, which may be unaudited, as may be required by applicable Law, including any Securities

Exchange on which the Units or other partnership interests of BREP are or will be listed for trading; and

8.3.2.2               all other press releases, proxy circulars and other disclosure documentation as may be required by applicable Law, including any Securities Exchange on which the Units or other partnership interests of BREP are or will be listed for trading.

ARTICLE 9
TAX MATTERS

9.1          Tax Information

9.1.1.             Following each taxable year of the Partnership, the General Partner shall use commercially reasonable efforts to supply each Person that was a Partner at any time during such taxable year with a Schedule K-1 (or equivalent) within ninety (90) days after the close of such taxable year. In addition, following each taxable year of the Partnership, the General Partner shall use commercially reasonable efforts to cause the Partnership to, upon the request of any Person that was a Partner at any time during such taxable year, provide to such Partner information as to whether any non-U.S. corporation that is a Subsidiary of the Partnership and that is not itself also a Subsidiary of a non-U.S. corporation that is a Subsidiary of the Partnership is a “passive foreign investment company” within the meaning of Section 1297 of the Code; provided, that the General Partner and the Partnership shall not be required to comply with this sentence with respect to any taxable year during which the Partnership makes such information available in a Form 20-F or other publicly available document filed with the United States Securities and Exchange Commission. The General Partner shall also, where reasonably possible and applicable, prepare and send such Persons such other information required by any non-U.S. Limited Partner for U.S. federal income tax reporting purposes.

9.1.2.             Within ninety (90) days following the end of each fiscal year of the Partnership and within the ninety (90) days after the date of the dissolution of the Partnership, the General Partner shall use commercially reasonable efforts to supply each Person that was a Partner at any time during such fiscal year and who is required to file an income tax return under the Income Tax Act (or, in the case of a Partner that is a partnership, that has one or more partners who is required to file an income tax return under the Income Tax Act) all necessary income tax reporting information with respect to such Partner’s income from the Partnership for such fiscal year.

9.2          Preparation of Tax Returns

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for U.S. federal and state income tax purposes and, where applicable, Canadian federal income tax purposes.  The classification, realization and recognition of income, gain, losses and deductions and other items shall be computed (i) for U.S. federal income tax purposes, on the accrual method of accounting, and (ii) for Canadian federal income tax purposes, in accordance with the Income Tax Act.

9.3          Tax Elections

The General Partner shall determine whether to make, to refrain from making or to revoke the election provided for in Section 754 of the Code, and any and all other elections permitted by the Code, the Income Tax Act or any other national, federal, state or local tax Law, in its sole discretion, provided, however, that the General Partner shall make all elections that it is required to make under the Plan of Arrangement.

9.4          Tax Controversies

Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code) and the designated partner for the purposes of the Income Tax Act including subsections 152(1.4) to 152(1.8) thereof, and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

9.5          Withholding

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its sole discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code, the Income Tax Act or any other national, federal, state or local Law including pursuant to Chapters 3 and 4 of Subtitle A of the Code.  To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner, the amount withheld shall be treated as a distribution of cash or as a general expense of the Partnership pursuant to Section 4.6 in the amount of such withholding from such Partner.  To the extent an amount otherwise payable to a member of the BREP Group is required to be withheld and paid over to any taxing authority, and such withheld amount is attributable to a Partner’s ownership of Units, then such withheld amount shall be treated as a distribution of cash to such Partner or as a general expense of the Partnership pursuant to Section 4.6 in the amount of such withholding.

9.6          Election to be Treated as a Corporation

Notwithstanding anything to the contrary contained herein, if the General Partner determines in its sole discretion that it is no longer in the best interests of the Partnership to continue as a partnership for U.S. federal income tax purposes, the General Partner may elect to treat the Partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

9.7          FIRPTA

During the period beginning on the first Business Day following the day of the Combination and ending on the first Business Day on which any Units are regularly quoted on an established securities market located in the United States within the meaning of Treasury Regulations Section 1.897-9T(d)(2), the General Partner shall cause to be posted on an Internet website maintained by, or on behalf of, the Partnership a statement intended to satisfy the requirements set forth in Treasury Regulations Section 1.1445-11T(d)(2)(i) and shall update such statement at 30-day intervals in compliance with the foregoing requirements.

ARTICLE 10
CERTIFICATES; RECORD HOLDERS; TRANSFERS OF PARTNERSHIP INTERESTS

10.1        Certificates

10.1.1.     Upon the Partnership’s issuance of Partnership Interests of all or any classes to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Partnership Interests being so issued.  Certificates shall be executed on behalf of the Partnership by the General Partner.  No Certificate evidencing the issuance of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent, provided that if the General Partner elects to issue Partnership Interests (including Units) in global form, the Certificates of such Partnership Interests (including Units) shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.

10.1.2.     Partnership Interests (including Units) of any class may be traded through an electronic settlement system and held in Uncertificated form in accordance with such arrangements as may from time to time be permitted by any statute, regulation, order, instrument or rule in force affecting the Partnership.  Amendments to any provisions of this Agreement which may be necessary or expedient for this purpose may be made by the General Partner in its sole discretion but will not be deemed to vary the rights of any class of Partnership Interests (including Units).

10.1.3.     Certificates may bear any legends required by applicable Law or otherwise determined to be appropriate by the General Partner.

10.2        Mutilated, Destroyed, Lost or Stolen Certificates

10.2.1.     If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute, and upon its request the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number of Partnership Interests as the Certificate so surrendered.

10.2.2.     The General Partner on behalf of the Partnership shall execute, and upon its request the Transfer Agent shall countersign and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

10.2.2.1       makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

10.2.2.2       requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

10.2.2.3       if requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may reasonably direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

10.2.2.4       satisfies any other reasonable requirements imposed by the General Partner.

10.2.3.     If a Record Holder fails to notify the Partnership within a reasonable time after the holder has notice of the loss, destruction or theft of a Certificate, and a transfer of the Partnership Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Record Holder shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

10.2.4.     As a condition to the issuance of any new Certificate under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any Tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

10.3        Record Holder

In accordance with Section 10.5.2, the Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by applicable Law.  Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Person on the other hand, such representative Person shall be the Record Holder of such

Partnership Interest.  A Person may become a Record Holder without the consent or approval of any Partner.

10.4        Transfer Generally

10.4.1.     The term “transfer”, when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Unit to another Person or (ii) by which the holder of a Unit assigns such Unit to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by Law or otherwise.

10.4.2.     No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 10.  Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article 10 shall be null and void.

10.4.3.     Nothing contained in this Agreement shall be construed to prevent the parent entity of the General Partner from disposing of all of the issued and outstanding capital stock of the General Partner.

10.5        Registration and Transfer of Units

10.5.1.     The General Partner shall cause to be kept at its registered office in Bermuda on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.5.2, the General Partner will provide for the registration and transfer of Units.  The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of such Units as herein provided.  The Partnership shall not recognize transfers of Certificates representing Units unless such transfers are effected in the manner described in this Section 10.5.  Upon surrender for registration of transfer of any Units evidenced by a Certificate, and subject to the provisions of Section 10.5.2, the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number of Units as was evidenced by the Certificate so surrendered.

10.5.2.     Except as otherwise provided in Article 11, the Partnership shall not recognize any transfer of Units until the Certificates evidencing such Units are surrendered for registration of transfer.

10.5.3.     Subject to (i) the foregoing provisions of this Section 10.5; (ii) Section 10.3; (iii) Section 10.7; (iv) with respect to any class or series of Units, the provisions of any statement of designations or amendment to this Agreement establishing such class or series; (v) any contractual provisions binding on any Limited

Partner; and (vi) provisions of applicable Law including the Limited Partnership Act and the Exempted Partnerships Act, Units shall be freely transferable.

10.5.4.     The General Partner shall have power to implement such arrangements as it may, in its sole discretion, determine fit in order for any class of Units to be admitted to settlement by means of any clearing system.

10.5.5.     The General Partner may, in its sole discretion and without giving a reason, refuse to register a transfer of any Unit in Certificated form or Uncertificated form (subject to Section 10.5.6) which is not fully paid or on which the Partnership has a lien.

10.5.6.     The General Partner may only decline to register a transfer of an Uncertificated Unit in the circumstances set out in this Agreement, the listing rules made by any Securities Exchange and the regulations of any clearing system implemented pursuant to Section 10.5.4, or as otherwise required by applicable Law.

10.6        Transfer of General Partner Unit

10.6.1.     The General Partner may transfer its General Partner Unit to a single transferee (including upon its merger, consolidation or other combination into any other Person or the transfer by it of all or substantially all of its assets to another Person) if, but only if, (i) the transferee is an Affiliate of the general partner of BRELP (or the transfer is being made concurrently with a transfer of the general partnership units of BRELP to an Affiliate of the transferee), (ii) the transferee agrees to assume and be bound by the provisions of this Agreement and (iii) the Partnership receives an Opinion of Counsel (delivered by counsel acceptable to the Independent Committee) that such transfer (or merger, consolidation or combination) would not result in the loss of limited liability of any Limited Partner or of any limited partner of BRELP or cause the Partnership or BRELP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for tax purposes; provided, however, that no such opinion shall be required in connection with an election described in Section 9.6 made by the General Partner or in connection with a transfer following such an election.

10.6.2.     In the case of a transfer pursuant to this Section 10.6, the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner immediately after the transfer of the General Partner Unit, and the Partnership shall continue without dissolution.

10.6.3.     The Parties agree that no transfer under this Section 10.6 will occur without the notification to and approval of the relevant Bermuda regulatory authorities in accordance with Bermuda law.

10.7        Restrictions on Transfers

Notwithstanding the other provisions of this Article 10, no transfer of any Partnership Interest shall be made if such transfer would (a) violate the then applicable securities Laws or rules and regulations of any securities commission of any jurisdiction or any other Governmental Authorities with jurisdiction over such transfer, (b) result in the taxation of the Partnership as an association taxable as a corporation or otherwise subject the Partnership to entity-level taxation for tax purposes (in either case, for U.S. tax purposes, to the extent not otherwise elected by the General Partner pursuant to Section 9.6 to be treated as such) or (c) affect the Partnership’s existence or qualification as an exempted limited partnership under the Limited Partnership Act or Exempted Partnerships Act.

ARTICLE 11
ADMISSION OF ADDITIONAL OR SUCCESSOR PARTNERS

11.1        Admission of Additional Limited Partners

11.1.1.     By acceptance of the transfer of any Units or the issuance of any Units in accordance with this Agreement, each Person to whom a Unit is transferred or issued (including any nominee holder or an agent or representative acquiring such Units for the account of another Person) shall:

11.1.1.1             be admitted to the Partnership as a Limited Partner with respect to the Units so transferred or issued to such Person when any such transfer or issuance is reflected in the books and records of the Partnership, with or without execution of this Agreement;

11.1.1.2             become bound by, and shall be deemed to have agreed to be bound by, the terms of this Agreement;

11.1.1.3             shall become the Record Holder of the Units so transferred or issued;

11.1.1.4             represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement;

11.1.1.5             be deemed to grant the powers of attorney set forth in this Agreement;

11.1.1.6             be deemed to make the consents and waivers contained in the Agreement, including with respect to the approval of the transactions and agreements entered into in connection with the formation of the Partnership and the Fund Conversion; and

11.1.1.7             be deemed to ratify and confirm all contracts, agreements, assignments and instruments entered into on behalf of the Partnership, in accordance with this Agreement, including the granting of any charge or security interest over the Assets and the assumption of any indebtedness in connection with the affairs of the Partnership.

11.1.2.     The transfer of any Unit and/or the admission of any new Limited Partner to the Partnership will not constitute any amendment to this Agreement.  A Person may become a Record Holder without the consent or approval of any of the Partners.  A Person may not become a Limited Partner without acquiring a Unit.

11.1.3.     Any transfer of a Unit shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner and a party to this Agreement pursuant to this Article 11.

11.2        Admission of Successor General Partner

A successor general partner approved pursuant to Section 12.1 or the transferee of or successor to the General Partner’s General Partner Unit pursuant to Section 10.6 shall be admitted to the Partnership as the general partner, subject to the requirements of the Limited Partnership Act and the Exempted Partnerships Act, effective immediately prior to the withdrawal of the General Partner pursuant to Section 12.1 or immediately after the transfer of the General Partner’s General Partner Unit pursuant to Section 10.6.  Any such successor shall conduct the activities and affairs of the Partnership without the Partnership being dissolved.  In each case, the admission shall be subject to the successor general partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.  Any such successor is hereby authorized to and shall, subject to the terms hereof, conduct the activities and affairs of the Partnership without the Partnership being dissolved and shall be deemed to ratify and confirm all contracts, agreements, assignments and instruments entered into on behalf of the Partnership, in accordance with this Agreement, including the granting of any charge or security interest over the Assets and the assumption of any indebtedness in connection with the affairs of the Partnership.

ARTICLE 12
WITHDRAWAL OF PARTNERS

12.1        Withdrawal of the General Partner

12.1.1.     The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

12.1.1.1       the General Partner voluntarily withdraws from the Partnership by giving 180 days advance written notice to the other Partners;

12.1.1.2       the General Partner transfers all of its rights as General Partner pursuant to Section 10.6;

12.1.1.3       the General Partner (a) makes a general assignment for the benefit of creditors; (b) files a voluntary bankruptcy petition; (c) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (d) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in Sections (a)-(c) of this Section 12.1.1.3; or (e) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

12.1.1.4       a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency Laws as now or hereafter in effect; or

12.1.1.5       a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the Laws of its state of incorporation.

12.1.2.     If an Event of Withdrawal specified in Sections 12.1.1.3, 12.1.1.4 or 12.1.1.5 occurs or is expected, the withdrawing General Partner shall give notice as soon as reasonably practicable to the Limited Partners.  The Partners hereby agree that only the Events of Withdrawal described in this Section 12.1 shall result in the withdrawal of the General Partner from the Partnership.

12.1.3.     Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; or (ii) at any time that the General Partner ceases to be a general partner pursuant to Section 12.1.1.2.

12.1.4.     If the General Partner gives a notice of withdrawal pursuant to Sections 12.1.1.1 or 12.1.2, holders of at least 66 2/3% of the voting power of the Outstanding Units may, prior to the effective date of such withdrawal, elect a successor general partner.  If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Limited Partners as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Article 13.  Any such successor general partner shall be subject to the provisions of Section 11.2.

12.2        Interest of Departing General Partner and Successor General Partner

12.2.1.     In the event of withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement, the Departing General Partner shall, at its option exercisable prior to the effective date of the departure of such Departing General Partner, promptly receive from its successor in exchange for its General Partner Unit an amount in cash equal to the fair market value of the General Partner Unit, such amount to be determined and payable as of the effective date of its departure.  If the General Partner withdraws under circumstances where such withdrawal violates this Agreement, its successor shall have the option described in the immediately preceding sentence, and the Departing General Partner shall not have such option.

12.2.2.     For purposes of this Section 12.2.2, the fair market value of the Departing General Partner Unit shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts and the determination of which shall be conclusive as to such matter.  If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which shall determine the fair market value of the General Partner Unit.  In making its determination, such independent investment banking firm or other independent expert shall consider the then current trading price of Units on any Securities Exchange on which Units are then listed, the value of the Partnership’s Assets, the rights and obligations of the General Partner and other factors it may deem relevant.

12.2.3.     If the General Partner Unit is not acquired in the manner set forth in Section 12.2.1, the Departing General Partner shall become a Limited Partner and the General Partner Unit shall be converted into a Unit pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 12.2.1, without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor).

12.3        Withdrawal of Limited Partners

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Units becomes a Record Holder, such transferring Limited Partner shall, subject to Section 4.4.2, cease to be a Limited Partner with respect to the Units so transferred.

ARTICLE 13
TERMINATION OF THE PARTNERSHIP

13.1        General

Subject to the provisions of this Article 13, the Partnership shall terminate on the earlier to occur of:

13.1.1.     the date on which all Assets have been disposed of or otherwise realized by the Partnership and the proceeds of such disposals or realizations have been distributed to the Partners;

13.1.2.     the service of notice by the General Partner, with the approval of a majority of the members of the Independent Committee that in the opinion of the General Partner the coming into force of any Law or binding authority renders illegal or impracticable the continuation of the Partnership; or

13.1.3.     the election of the General Partner, with the approval of a majority of the members of the Independent Committee, if the Partnership, as determined by the General Partner, based upon an Opinion of Counsel, is required to register as an “investment company” under the U.S. Investment Company Act of 1940, as amended, or similar legislation in other jurisdictions.

13.2        Incapacity

13.2.1.     Subject to Section 13.2.2, the Partnership shall be dissolved on the following:

13.2.1.1             the date that the General Partner withdraws from the Partnership without the appointment of a successor pursuant to Section 12.1 having been implemented; or

13.2.1.2             the date on which any court of competent jurisdiction enters a decree of judicial dissolution of the Partnership or an order to wind up or liquidate the General Partner without the appointment of a successor pursuant to Section 12.1 having been implemented.

13.2.2.     The Partnership shall be reconstituted and continue without dissolution, if within 30 days of the date of dissolution (and provided that a notice of dissolution with respect to the Partnership has not been provided to the Bermuda Monetary Authority) under this Section 13.2, a successor general partner appointed pursuant to this Agreement executes a transfer deed pursuant to which the new general partner assumes the rights and undertakes the obligations of the original general partner, but only if the Partnership receives an Opinion of Counsel that the admission of the new general partner will not result in the loss of limited liability of any Limited Partner.

13.3        Liquidation

Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 13.2, the General Partner shall act, or cause one or more Persons to act, as the Liquidator.  The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a majority of the members of the Independent Committee.  If the General Partner is acting as the Liquidator, it shall not be entitled to receive any additional compensation for acting in such capacity.  The Liquidator shall agree not to resign at any time without 15 days’ prior notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by a majority of the members of the Independent Committee.  Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by a majority of the members of the Independent

Committee.  The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided.  Except as expressly provided in this Section 13.3, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding-up and liquidation of the Partnership as provided for herein.  The Liquidator shall proceed to dispose of the Assets, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to applicable Laws and the following:

13.3.1.     the Assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidators and such Partners or Partners may agree; if any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 13.3.3 to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners; the Liquidator may distribute the Assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners;

13.3.2.     liabilities of the Partnership, including amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 13.3) and amounts to Partners otherwise than in respect of their distribution rights under Section 4.6, shall be discharged; with respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment; when paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds; and

13.3.3.     all property and all cash in excess of that required to discharge liabilities of the Partnership pursuant to Section 13.3.2 shall be distributed to the Partners in accordance with their Percentage Interests as of the date chosen by the Liquidator.  Such distribution shall be made by the end of the taxable year in which the liquidation of the Partnership occurs (or, if later, within 90 days after the date of such liquidation).

13.4        Distributions in Kind

Notwithstanding the provisions of Section 13.3, which require the liquidation of the Assets, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any Assets except those necessary to satisfy liabilities of the Partnership (including those to Partners as creditors) and/or distribute to the Partners or to specific classes of Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.3, undivided interests in such Assets as the Liquidator deems not suitable for liquidation.  Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Limited Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.  The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

13.5        Cancellation of Certificate of Limited Partnership

Upon the completion of the distribution of Partnership cash and property as provided in Sections 13.3 and 13.4, the Partnership shall be terminated and the Certificate of Limited Partnership and Certificate of Exempted Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than Bermuda shall be cancelled and such other actions as may be necessary to terminate the Partnership shall be taken.

13.6        Reasonable Time for Winding Up

A reasonable time shall be allowed for the orderly winding up of the activities and affairs of the Partnership and the liquidation of its Assets pursuant to Section 13.3 in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

13.7        Return of Capital

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Assets.

13.8        Waiver of Partition

Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE 14
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

14.1        Amendment to be Adopted Solely by General Partner

Subject to compliance with the requirements of the Limited Partnership Act and the Exempted Partnerships Act, each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners), without the approval of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

14.1.1.        a change in the name of the Partnership, the location of the registered office of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

14.1.2.        admission, substitution or withdrawal of Partners in accordance with this Agreement;

14.1.3.        a change that the General Partner determines is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as an exempted limited partnership under Bermuda law or a partnership in which the limited partners have limited liability under the Laws of any jurisdiction, or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes;

14.1.4.        an amendment that the General Partner determines to be necessary or appropriate to address changes in tax regulations, legislation or interpretation;

14.1.5.        an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, or similar legislation in other jurisdictions;

14.1.6.        an amendment that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests pursuant to Section 3.5;

14.1.7.        any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

14.1.8.        any amendment that in the sole discretion of the General Partner is necessary or appropriate to reflect and account for the formation of the Partnership of, or its investment in, any Person, as otherwise permitted by the Agreement;

14.1.9.        a change in the Partnership’s fiscal year and related changes; or

14.1.10.      any other amendments substantially similar to the matters described in Sections 14.1.1 through 14.1.10.

In addition, the General Partner may make amendments to this Agreement, without the approval of any Limited Partner, if those amendments, in the discretion of the General Partner:

14.1.11.      do not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interest as compared to other classes of Partnership Interests) in any material respect;

14.1.12.      are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion or binding directive, order, ruling or regulation of any Governmental Authority;

14.1.13.      are necessary or appropriate to facilitate the trading of Units or to comply with any rule, regulation, guideline or requirement of any Securities Exchange on which any Units or any other Partnership Interests are or will be listed for trading;

14.1.14.      are necessary or appropriate for any action taken by the General Partner relating to splits or combinations of Units or Partnership Interests made in accordance with the provisions of this Agreement; or

14.1.15.      are required to effect the intent of the provisions of the Combination Agreement or the intent of the provisions of this Agreement or are otherwise contemplated by this Agreement.

14.2        Amendment Procedures

Except as provided in Sections 14.1 and 14.3, all amendments to this Agreement shall be made in accordance with the following procedures:

14.2.1.        amendments to this Agreement may only be proposed by or with the consent of the General Partner, provided that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose or consent to an amendment to the fullest extent permitted by Law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Limited Partnership Act or the Exempted Partnerships Act or any other Law or at equity;

14.2.2.        a proposed amendment shall be effective upon its approval by the General Partner and, where required under this Agreement or by the Limited Partnership Act, on the consent, vote or approval of the amendment by the holders of at least 66 2/3% of the voting power of the Outstanding Units; and

14.2.3.        each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment.

14.3        Amendment Requirements

14.3.1.       Notwithstanding the provisions of Sections 14.1 and 14.2, no provision of this Agreement that establishes a percentage of the voting power of the Outstanding

Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting requirement unless such amendment is approved by the written consent or the affirmative vote of the voting power of Outstanding Units whose aggregate Outstanding Units constitute voting power not less than the voting requirement sought to be reduced.

14.3.2.       Notwithstanding the provisions of Sections 14.1 and 14.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent except if the same occurs as a result of any amendment approved pursuant to Section 14.3.3, or (ii) enlarge the obligations, restrict in any way any action by or rights of or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner or any of its Affiliates without the consent of the General Partner, which may be given or withheld in its sole discretion.

14.3.3.       Except as otherwise provided, and without limitation of the General Partner’s authority to adopt amendments to this Agreement as contemplated in Section 14.1, the General Partner may amend the Partnership Agreement without the approval of holders of Outstanding Units, except that any amendment that would have a material adverse effect on the rights or preferences of any class of Outstanding Units in relation to other classes of Partnership Interests must be consented to or approved by the holders of at least a majority of the Outstanding Partnership Interests of the class affected.

14.3.4.     Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 14.1, no amendments shall become effective without the approval of at least 90% of the voting power of the Outstanding Units unless the Partnership obtains an Opinion of Counsel to the effect that (a) such amendment will not cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes the General Partner has not made the election contemplated by Section 9.6) and (b) such amendment will not affect the limited liability of any Limited Partner or any limited partner of BRELP under applicable Law.

14.3.5.     This Section 14.3 shall only be amended with the approval of not less than 90% of the Outstanding Units, and in the case of Section 14.3.2(ii), with the consent of the General Partner, which may be given or withheld in its sole discretion.

14.4        Meetings

All acts of Limited Partners to be taken hereunder shall be taken in the manner provided in this Article 14.  Meetings of the Limited Partners may only be called by the General Partner.  A meeting shall be held at a time and place (outside of Canada) determined by the General Partner on a date not less than 10 days and not more than 60 days after the mailing of notice of the meeting.  Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the activities and affairs of the

Partnership so as to jeopardize the Limited Partners’ limited liability under the Limited Partnership Act or the Law of any other jurisdiction in which the Partnership is qualified to conduct activities and affairs.

14.5        Notice of Meeting

Notice of a meeting called pursuant to Section 14.4 shall be given to the Record Holders of the class or classes of Partnership Interests in writing by mail or other means of written communication in accordance with Section 15.2 and shall include details of any proposal or other matter required by any provision of this Agreement or Law to be submitted for the consideration and approval of the Limited Partners.  The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.  In addition, notices of special meetings pursuant to Section 14.4 shall be delivered, announced and/or published to the extent required for the Partnership to comply with applicable Law, including any rules of any Securities Exchange.

14.6        Record Date

For purposes of determining the Limited Partners entitled to notice of and participation in or to vote at a meeting of the Limited Partners or to provide consents or give approvals to any action by the Partnership as provided in Section 14.11 without a meeting as provided in Section 14.10, the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any applicable Law or rule, regulation, guideline or requirement of any Securities Exchange, in which case the more stringent requirement shall govern) or (b) in the event that consents or approvals to any action by the Partnership are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to provide such consents or approvals.

14.7        Adjournment

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days.  At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting and/or the new Record Date, as applicable, shall be given in accordance with this Article 14.

14.8        Quorum

Twenty-five percent of the Outstanding Units of the class or classes for which a meeting has been called (including Units held by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by Limited Partners holding a greater percentage of the voting power of such Units, in which case the quorum shall be such greater percentage.  At any meeting of the Limited Partners duly called and held in accordance with this

Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required.  The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of the voting power of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner).  In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of Units holding at least a majority of the voting power of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 14.7.

14.9        Conduct of Meeting

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of consents or approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 14.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting.  The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting, in either case including a Partner or a director or officer of the General Partner.  All minutes shall be kept with the records of the Partnership maintained by the General Partner.  The General Partner may make such other regulations consistent with applicable Law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of consents or approvals in writing.

14.10      Action Without a Meeting

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if (i) written consent to such action is solicited by or on behalf of the General Partner, and (ii) an approval in writing setting forth the action to be taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted.  Prompt notice of the taking of action by written consent or without a meeting shall be given to the Limited Partners who have not approved in writing.  The General Partner may specify that any written ballot from Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner.  If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partner, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted.

14.11      Voting and Other Rights

14.11.1.      Only those Record Holders of Units on the Record Date set pursuant to Section 14.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act.  All references in this Agreement to votes, consents or approvals of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes, consents, approvals or acts of the Record Holders of such Outstanding Units.

14.11.2.      Each Outstanding Unit shall entitle the holder thereof to one vote for the purposes of any approval at a meeting of Limited Partners or by written consent.

14.11.3.      With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting or consent rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry.  The provisions of this Section 14.11.3 (as well as all other provisions of this Agreement) are subject to the provisions of Section 10.3.

ARTICLE 15
GENERAL PROVISIONS

15.1        Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

15.2        Notices

15.2.1.     To the Partnership and General Partner

15.2.1.1             Any notice, payment demand, request, report or other document required or permitted to be given or made under this Agreement (“Notice”) by a Limited Partner to the Partnership or General Partner shall be given or sent by fax or letter post or by other means of written communication to the address of the General Partner specified below, or at such other address as the General Partner may notify to the Record Holders, in compliance with applicable Laws, including any rules of any Securities Exchange:

2288509 Ontario Inc.
c/o Appleby Corporate Services
Canon’s Court
22 Victoria Street
PO Box HM 1179
Hamilton HM 12
Bermuda

Attention:                      Secretary

Telecopier number:      441-298-3433

15.2.2.     To the Limited Partners

15.2.2.1             Any Notice by the General Partner or Partnership to a Limited Partner shall, unless otherwise required by applicable Laws, including any rules of any Securities Exchange, be deemed given or made to the Limited Partner when delivered in person or when sent to the relevant Record Holder by fax, letter post or by other means of written communication at the address described in Section 15.2.2.2 or when provided as set forth in Section 15.2.2.3.

15.2.2.2             Any Notice to be given or made to a Limited Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give any Notice shall, unless otherwise required by applicable Laws, including any rules of any Securities Exchange, be deemed conclusively to have been fully satisfied, upon sending of such Notice to the Record Holder of the Partnership Interests, at such Person’s address as shown on the records of the Transfer Agent, or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any transfer or otherwise.  An affidavit or certificate of making of any Notice in Section 15.2 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such Notice.  If any Notice addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by letter post marked to indicate that the relevant postal service is unable to deliver it, such Notice and any subsequent Notices shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Limited Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such Notice to the other Limited Partners.

15.2.2.3             Any Notice to be given or made to a Limited Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give any Notice shall, unless otherwise required by applicable Laws, including any rules of any Securities Exchange, be deemed conclusively to have been fully satisfied, upon issuing a press release complying with applicable Laws, including any rules of any Securities Exchange, if deemed by the General Partner in its sole discretion to be a reasonable or appropriate means of providing such Notice.

15.3        Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

15.4        Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of •, 2011.

GENERAL PARTNER:

2288509 ONTARIO INC.

By:
Name:
Title:

LIMITED PARTNERS:

INITIAL LIMITED PARTNER:

BROOKFIELD RENEWABLE POWER INC.

By:
Name:
Title:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

GENERAL PARTNER:

2288509 ONTARIO INC.

By:
Name:
Title: